Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74U1 and 74U2, 74V1 and 74V2, the complete answers are as follows:

Item 48K
If answer to 47 is 'Y' (Yes), fill in the table or the single fee rate applied to Registrant's/Series' assets based on the advisory contract.

Step:	Asset Value ($000's omitted)	Annual Fee Rate
K) over	115,000,000	0.350

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,721,055
Class B	$68,890
Class C	$134,662
Class F	$124,060
Total	$2,048,667
Class 529-A	$33,526
Class 529-B	$2,797
Class 529-C	$6,343
Class 529-E	$1,397
Class 529-F	$790
Class R-1	$1,869
Class R-2	$16,676
Class R-3	$30,911
Class R-4	$26,793
Class R-5	$36,967
Total	$158,069

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1000
Class B	$0.7627
Class C	$0.7449
Class F	$1.0907
Class 529-A	$1.0722
Class 529-B	$0.7171
Class 529-C	$0.7206
Class 529-E	$0.9389
Class 529-F	$1.1548
Class R-1	$0.7428
Class R-2	$0.7404
Class R-3	$0.9378
Class R-4	$1.0671
Class R-5	$1.1966

Item 74A through 74N
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$22,550
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$13,223,680
D) Long-term debt securities including convertible debt	$157,703
E) Preferred, convertible preferred, and adjustable rate preferred stock	$230,474
F) Common stock	$99,487,478
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$311,143
K) Receivables from affiliated persons	-
L) Other receivables	$489,671
M) All other assets	-
N) Total assets	$113,922,699

T) Net Assets of common shareholders	$113,309,657

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,707,218
Class B	98,018
Class C	205,958
Class F	132,132
Total	2,143,326
Class 529-A	36,961
Class 529-B	4,440
Class 529-C	10,410
Class 529-E	1,704
Class 529-F	884
Class R-1	3,181
Class R-2	25,895
Class R-3	39,341
Class R-4	31,126
Class R-5	39,534
Total	193,476

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.56
Class B	$48.27
Class C	$48.11
Class F	$48.48
Class 529-A	$48.46
Class 529-B	$48.28
Class 529-C	$48.27
Class 529-E	$48.40
Class 529-F	$48.50
Class R-1	$48.22
Class R-2	$48.11
Class R-3	$48.32
Class R-4	$48.48
Class R-5	$48.58